OLD POINT FINANCIAL CORPORATION 2ND QUARTER 2003

EARNINGS RELEASE

Hampton, Virginia, July 10, 2003: Old Point Financial Corporation (Nasdaq "OPOF") announced today second quarter 2003 earnings of $1.94 million, a 7% increase over the comparable quarter in 2002. Earnings for the six months ending June 30, 2003 are $3.89 million, a 12% increase over the previous year. Fully diluted net income per share for the six months ending June 30, 2003 is $.96, up by 10% from 2002 net income of $.87 per share.

Net interest income after provision for loan losses for the quarter showed an 11% increase over the same quarter in 2002, and an 11% increase for the first six months of the year.

Non-interest income was $1.91 million for the quarter and $3.71 million for the year, a 2% and 6% increase over the comparable time periods in 2002. Total assets as of June 30, 2003 are $599.86 million, up 12% over June 30, 2002. Deposits increased by 10%, to $470.12 million, and Net loans rose to $386.37 million, up by 8%.

Return on Average Assets (ROA) for year-to-date 2003 is 1.33%, and Return on Average Equity (ROE) is 12.87%.

Old Point Financial Corporation ("OPOF" - Nasdaq SmallCap Market) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 15-branch network extending from Chesapeake through James City County, and Old Point Trust and Financial Services, N.A., a Hampton Roads wealth management services provider. The Old Point National Bank is celebrating its 80th Anniversary in 2003. Web: www.oldpoint.com

For more information contact: Lani Chisman Davis, Marketing Director, 757/728-1286